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                                                           Exhibit 16


July 19, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                                 Spyglass, Inc.


We have read Item 4 of Spyglass, Inc.'s Form 8-K/A dated July 15, 1997 and are in agreement with the statements contained in section A therein.


Very truly yours,

/s/ Price Waterhouse LLP
Price Waterhouse, LLP